EXHIBIT 99.1

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Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-4390

JOHN EULICH AND JOHN TRACY ELECTED TO ENTERPRISE FINANCIAL BOARD OF DIRECTORS

St. Louis, March 17, 2010. Enterprise Financial Services Corp (NASDAQ: EFSC) added John Eulich and John Tracy to its Board of Directors, according to an announcement by Jim Murphy, Chairman of the EFSC Board. Murphy is also Chairman of Murphy Company, a leading construction and engineering company based in St. Louis.

Eulich is President and CEO of Indeeco, a St. Louis manufacturer of electric heaters and controls for commercial, industrial, military and transportation markets. He was formerly President of Mark Andy, Inc., a worldwide leader in the manufacture and design of printing and converting equipment for the packaging industry. Eulich also serves on the Board of Enterprise Bank & Trust, the banking subsidiary of Enterprise Financial, and he is a director of AAIM Management Association and LMI Aerospace.

Tracy is CEO of Dot Foods, Inc., based in Mt. Sterling, IL. Dot Foods is the largest food re-distributor in the United States, supplying the food service, vending, convenience store, bakery and dairy industries. Tracy is also Chairman-elect of the Regional Business Council and serves on the boards of the TFF Foundation, YMCA and CBC High School in St. Louis.

Peter Benoist, President and CEO of Enterprise Financial, commented, “We are very fortunate to be able to bring John Eulich and John Tracy to our Board. They are highly-regarded executives and community leaders with broad experience across diverse industries. Each will bring a unique perspective and leadership style to complement our other Board members.”

Eulich and Tracy were elected to fill the Board seats formerly held by Kevin Eichner and Bob Saur, who retired from the Enterprise Board in 2009.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.